UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Prospect Capital Corporation
(Name of Registrant as Specified In Its Charter)

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Prospect Capital Corporation

10 East 40th Street, 42nd Floor, New York, New York 10016

PROXY STATEMENT SUPPLEMENT

YOUR PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
PROSPECT CAPITAL CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

To be held May 5, 2020

The Board of Directors (the “Board”) of Prospect Capital Corporation, a Maryland corporation (the “Company”), is filing and making this supplement (the “Supplement”) available to the Company’s stockholders in connection with the solicitation by the Board of proxies to be voted at the Company’s Special Meeting of Stockholders (the “Special Meeting”) to be held May 5, 2020. The information in this Supplement modifies and supplements some of the information included in our proxy statement for the Special Meeting (the “Proxy Statement”). The record date for the Special Meeting is April 6, 2020 (the “Record Date”). Only stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting and any adjournments, postponements or delays thereof.

Capitalized terms not otherwise defined herein have the respective meanings given to them in the Proxy Statement.

The Board recommends a vote “FOR” the ratification of BDO USA, LLP as independent registered public accounting firm to the Company for the fiscal year ending June 30, 2020 (Proposal I) and “FOR” the approval of the application to the Company of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act, the successor provision to Section 61(a)(1) of the 1940 Act referenced therein (Proposal II).

We do not believe that our stockholders are entitled to appraisal rights in connection with Proposal I or Proposal II.

Except as described herein, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote at the Special Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SPECIAL MEETING TO BE HELD ON TUESDAY, MAY 5, 2020.
The Notice of Special Meeting, Proxy Statement and this Supplement are available at
http://www.astproxyportal.com/ast/13601/.

SUPPLEMENTAL INFORMATION REGARDING PROPOSAL II

Background and 1940 Act Requirements

The Company is a closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. Section 61(a) of the 1940 Act applies asset coverage requirements which limit the ability of BDCs to incur leverage. Prior to the passage of the Small Business Credit Availability Act (the “SBCA Act”) on March 23, 2018, these asset coverage requirements prohibited a BDC from issuing debt securities or preferred stock (collectively referred to as “senior securities”) unless, immediately after such issuance, the BDC had “asset coverage” of at least 200%. For purposes of the 1940 Act, “asset coverage” means the ratio of (1) the total assets of a BDC, less all liabilities and indebtedness not represented by senior securities, to (2) the aggregate amount of senior securities representing indebtedness (plus, in the case of senior securities represented by preferred stock, the aggregate involuntary liquidation preference of such BDC’s preferred stock). As a result of these historical asset coverage requirements (which limited BDCs to a 1:1 debt to equity ratio - i.e., $1 of debt for every $1 of equity), we believe that BDCs operate at lower levels of leverage than many private investment funds focused on similar asset classes, collateralized loan obligations, specialty finance companies and other operating companies.

The SBCA Act, among other things, amended Section 61(a) of the 1940 Act by modifying Section 61(a)(1) to provide for a successor provision, Section 61(a)(2), which reduces the asset coverage requirements applicable to BDCs from 200% to 150% (a 2:1 debt to equity ratio - i.e., $2 of debt for every $1 of equity), so long as the BDC meets certain disclosure and approval requirements. Section 61(a)(2) provides that before the reduced asset coverage requirements are effective with respect to a BDC, the application of that section of the 1940 Act to such BDC must be approved by either (1) a “required majority,” as defined in the Section 57(o) of the 1940 Act, of such BDC’s board of directors or (2) a majority of votes cast at a special or annual meeting of such BDC’s stockholders at which a quorum is present.

The Board has decided to seek the approval of stockholders at the Special Meeting to reduce the Company’s asset coverage requirements so that the reduced asset coverage requirements for senior securities in Section 61(a)(2) of the 1940 Act will apply to the Company. If this Proposal 2 is approved by the stockholders at the Special Meeting, commencing on the first date after such approval, the Company will be required to maintain asset coverage for its senior securities of 150% rather than 200%, which would permit the Company to double the maximum amount of leverage that it is permitted to incur.

Impact on Fees Payable under the Investment Advisory Agreement and Other Expenses

The Board considered the impact of the use of higher leverage on the Company’s base management fee and incentive fees payable to PCM, noting that additional leverage would increase the base management fee and could increase the incentive fees.

The incentive fees payable by the Company to PCM may create an incentive for PCM to pursue investments that are riskier or more speculative than would be the case in the absence of such compensation arrangement. The incentive fee has two parts. The first part, the income incentive fee, is calculated and payable quarterly in arrears based on our pre-incentive fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-incentive fee net investment income means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees and other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses for the quarter (including the base management fee, expenses payable under our Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the incentive fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that we have not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital gains or losses. Pre-incentive fee net investment income, expressed as a rate of return on the value of our net assets at the end of the immediately preceding calendar quarter, is compared to a “hurdle rate” of 1.75% per quarter (7.00% annualized). The “catch-up” provision requires us to pay 100% of our pre-incentive fee net investment income with respect to that portion of such income, if any, that exceeds the hurdle rate but is less than 125% of the quarterly hurdle rate in any calendar quarter (8.75% annualized assuming an annualized hurdle rate of 7%). The “catch-up” provision is meant to provide PCM with 20% of our pre-incentive fee net investment income as if a hurdle rate did not apply when our pre-incentive fee net investment income exceeds 125% of the quarterly hurdle rate in any calendar quarter (8.75% annualized assuming an annualized hurdle rate of 7%). The second part of the incentive fee, the capital gains incentive fee, is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), and equals 20% of our realized capital gains for the calendar year, if any, computed net of all realized capital losses and unrealized capital depreciation at the end of such year.

Accordingly, because an increase in leverage would increase gross assets and may increase pre-incentive fee net investment income without increasing net assets, an increase in leverage could increase positive returns, increasing the likelihood that the Company would meet or exceed the hurdle rate applicable to the incentive compensation based on pre-incentive fee net investment income, which may result in an increase in the amount of incentive compensation payable to PCM.

The base management fee payable to PCM is calculated at an annual rate of 2.00% on our total assets. For services currently rendered under the Investment Advisory Agreement, the base management fee is payable quarterly in arrears. The base management fee is calculated based on the average value of our gross assets at the end of the two most recently completed calendar quarters and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. As such, incurring additional leverage would increase the base management fee payable to PCM.

Since the Company already uses leverage in optimizing its investment portfolio, there are no material new types of risk associated with increased leverage on the base management and incentive fees payable to PCM or PCM’s incentives. PCM also informed the Board that, in the current market environment, the Company does not intend to use the flexibility that would be afforded by the reduction in asset coverage requirements that would result from the approval of Proposal II to increase its leverage for the purpose of chasing unduly speculative opportunities or to imprudently increase the Company’s overall risk profile. Rather, this increased flexibility is intended, in part, to permit the Company to pursue additional attractive investment opportunities, particularly where there may be opportunities with favorable risk/return profiles to provide capital to support Main Street businesses impacted by the COVID-19 crisis. The Board believes that, in normal market conditions, the greater deal flow that may be achieved with this additional capital would enable the Company to participate more meaningfully in the private debt markets and to make larger loans to its portfolio companies with no loss of diversification of the overall portfolio. With more capital, the Company expects that it would, over time, be a more meaningful capital provider to the middle market and be able to better compete for high-quality investment opportunities with other companies having greater resources than the Company currently has.